Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 58701-0011-general

Web site: www.langmichener.com

October 11, 2007

Exhibit 5.1

Zoro Mining Corp.
3430 East Sunrise Drive,
Suite 160,
Tucson, Arizona, U.S.A., 85718

Attention:       Mr. Harold W. Gardner

Dear Sirs:

Zoro Mining Corp. - Registration Statement on Form SB-2

            We have acted as counsel for Zoro Mining Corp., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on October 16, 2007. The Registration Statement relates to the registration of an aggregate of 6,401,600 shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders") that were issued by the Company to the Selling Shareholders pursuant to the following transactions:

(a)        on May 4, 2007, the Company issued an aggregate of 2,064,000 units at a price of $1.25 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant, to certain of the Selling Shareholders named in the Registration Statement by way of private placements effected pursuant to, respectively, Rule 903 of Regulation S and Rule 506 of Regulation D under the 1933 Act. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share for a period of two years from the effective date of the Registration Statement;

(b)        on May 18, 2007, the Company issued an aggregate of 1,022,400 units at a price of $1.25 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant, to certain of the Selling Shareholders named in the Registration Statement by way of private placements effected pursuant to, respectively, Rule 903 of Regulation S and Rule 506 of Regulation D under the 1933 Act. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share for a period of two years from the effective date of the Registration Statement;

(c)        on May 18, 2007, in connection with the private placements effected pursuant to Regulation S described above, the Company issued an aggregate of 100,800 warrants as a finder's fee to certain of the Selling Shareholders named in the Registration Statement who are not U.S. persons (as defined in Regulation S under the 1933 Act) and who reside outside the United States. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share for a period of two years from the effective date of the Registration Statement;

(d)        on June 18, 2007, the Company issued an aggregate of 32,000 units at a price of $1.25 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant, to certain of the Selling Shareholders named in the Registration Statement by way of a private placement effected pursuant to Regulation S under the 1933 Act. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share for a period of two years from the effective date of the Registration Statement; and

(e)        on July 11, 2007, the Company issued an aggregate of 32,000 units at a price of $1.25 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant, to certain of the Selling Shareholders named in the Registration Statement by way of a private placement effected pursuant to Regulation S under the 1933 Act. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share for a period of two years from the effective date of the Registration Statement;

(collectively the "Private Placements").

            In this opinion: (i) the 3,150,400 shares of common stock issued in the Private Placements are referred to as the "Shares", (ii) the warrants issued in the Private Placements are referred to as the "Warrants" and (iii) the 3,251,200 Shares underlying the Warrants are referred to as the "Warrant Shares".

            In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement dated October 11, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the Private Placements; (e) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the units pursuant to the Private Placements; (f) the respective forms of the certificates representing the Warrants; (g) an Officer's Certificate executed by Harold W. Gardner, President and Chief Executive Officer of the Company; and (h) such other documents as we have deemed relevant.

            Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.        the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable Shares of the Company's common stock; and

2.        upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable Shares of the Company's common stock.

            Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)        the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(b)        we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect; and

(c)        we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

"Lang Michener LLP"